Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144611 on Form S-8 of our report dated April 14, 2008, relating to the financial statements of Telanetix, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the balance sheet and statement of stockholders’ equity as of December 31, 2006 and the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-KSB of Telanetix, Inc. for the year ended December 31, 2007.

/s/ Mayer Hoffman McCann PC

San Diego, California
April 14, 2008